Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – November 8, 2022

Auburn National Bancorporation, Inc. Announces Leadership Succession Plan

Bob Dumas to Remain Chairman and a Director, but Retire on December 31, 2022 as President and CEO

David Hedges, EVP and CFO to be named President and CEO effective January 1, 2023

James Walker, SVP and CAO to be named SVP and CFO effective January 1, 2023

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) (the “Company”) announced today that Robert W. (Bob) Dumas has decided to retire as President and Chief Executive Officer of the Company and its subsidiary, AuburnBank (the “Bank”) on December 31, 2022 after a distinguished 39-year career with the Company and the Bank. Mr. Dumas will continue to serve as Chairman of the board of directors and a director of the Company and the Bank. The Board of Directors of the Company and the Bank have elected David Hedges, the current Executive Vice President and Chief Financial Officer, to serve as a director of the Company and the Bank and to succeed Mr. Dumas as President and Chief Executive Officer of the Company and the Bank effective January 1, 2023. As part of this transition, James Walker, currently the Senior Vice President and Chief Accounting Officer, will succeed Mr. Hedges as Chief Financial Officer, effective January 1, 2023.

Mr. Dumas has provided vision and steady leadership through various economic cycles and change, including the significant growth of the Bank and the communities it serves. Mr. Dumas started with the Bank in 1984 and has held a number of leadership positions, including as President and Chief Executive Officer of the Bank since 2001 and the Company since 2017. Mr. Dumas was appointed Chairman of the Board of Directors of the Company and the Bank in January 2020, having served as Vice Chairman since 2013 and as a director of the Company since 2001 and the Bank since 1997. Mr. Dumas developed a strong senior leadership team over the last two decades and worked closely with the board of directors to develop leadership depth and execute a succession plan that resulted in the Board’s decision to name Mr. Hedges as his successor and to name Mr. Walker as CFO.

Mr. Hedges was appointed Executive Vice President, Chief Financial Officer in December 2015. Previously, Mr. Hedges served in various other positions with the Company and the Bank since 2006, including serving as the Company’s principal financial officer since 2007. Before joining the Company, Mr. Hedges worked at KPMG LLP in their financial services audit practice from 2002 to 2006.

Mr. Walker was appointed Senior Vice President and Chief Accounting Officer in December 2015 when he joined the Company. Before joining the Company, Mr. Walker worked at three accounting firms in his 20-year career, including KPMG LLP, where he focused on audits of financial services firms.

Anne M. May, Lead Independent Director, said: “Today’s announcement is the culmination of the Board’s and Bob’s well-planned and thorough process to provide experienced leadership and our continued success. We thank Bob for his many contributions over nearly four decades of service to the Company. His leadership and commitment to our customers, communities, employees and shareholders have been instrumental in building AuburnBank into the institution it is today and we look forward to him continuing to serve as Chairman and a director.”

Mr. Dumas said: “It has been a privilege and an honor to serve the Company and the Bank over the last 39 years. I strongly believe in our mission of meeting the financial needs of the citizens of East Alabama. The pandemic highlighted the importance of AuburnBank’s role in the community and the importance of a financial institution that knows and cares for its customers. David is someone I deeply respect and trust and I look forward to continuing to serve as Chairman while working side-by-side with him. He has been a significant contributor to the Company and our strategy and I am confident that David will provide sound leadership ensuring continued success for the Company and the Bank.”

Ms. May continued: “Since joining the Company and the Bank in 2006, David has made significant contributions to our business, and demonstrated a thorough and thoughtful approach to strategy, execution, and serving our employees, customers, shareholders, and communities. We are confident that David will continue to build on the Company’s strong record of performance and service in our communities. We are delighted that we can fill the CEO and CFO positions with long-time employees who have demonstrated their commitment to our organization and our stakeholders.”

Mr. Hedges commented: “AuburnBank is a special institution with a rich history of service to the community. I appreciate the confidence that Mr. Dumas and the Board of Directors have placed in me and I am honored to work with such a dedicated group of officers and employees. I look forward to working with Mr. Dumas, James Walker, and our talented leadership team and employees who are committed to serving our customers, shareholders and communities.

About Auburn National Bancorporation, Inc.

The Company is the Bank’s parent bank holding company with total consolidated assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.